EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated February 12, 2001, except as to the second paragraph of Note 6, which is as of March 28, 2001 relating to the financial statements, which appears in Genus, Inc.'s Annual Report on Form 10-K/A2 for the year ended December 31, 2000. We also consent to the incorporation by reference in this Registration Statement on Form S-3/A of our reports dated February 12, 2001 relating to the financial statement schedule which appears in the Genus Inc. Annual Report on Form 10-K/A2 for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/  PricewaterhouseCoopers  LLP
--------------------------------

San  Jose,  California
February  11,  2002



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